Exhibit 7.1

                            MERGER PURCHASE AGREEMENT

                                      AMONG

                         GLAS-AIRE INDUSTRIES GROUP LTD.

                                       AND

                           GLAS-AIRE ACQUISITION CORP.

                                       AND

                           CYCLO MANUFACTURING COMPANY

                                       AND

                                WONDER TOOL INC.


                                December 21, 2001



Exhibit A      Articles of Merger
Exhibit B      Cyclo's Financial Statements
Exhibit C      Description of Polishing Operations Assets (including inventory)
Exhibit D      Description of Intellectual Property Assets
Exhibit E      WTI's List of Significant Contracts
Exhibit F      Buyer's Financial Statements
Disclosure Schedules Exceptions to Representations and Warranties

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     This Agreement is entered into on December 21, 2001, by and among Glas-Aire
Industries Group Ltd., a Nevada corporation (the "Buyer"), Glas-Aire Acquisition Corp., a Colorado corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), Cyclo Manufacturing Company, a Colorado corporation ("Cyclo"), and Wonder Tool Inc., a Colorado corporation ("WTI") and wholly-owned subsidiary of Cyclo. The Buyer, the Transitory Subsidiary, Cyclo and WTI are referred to collectively herein as the Parties.

                                    RECITALS

     A. The Buyer is interested in acquiring substantially all of the operating assets of the "Elkee", "Extract-All" and orbital polishing operations of Cyclo's existing operations (hereinafter referred to as the "Polishing Operations").

     B. Cyclo is interested in selling its Polishing Operations and in anticipation of this transaction has formed WTI as a wholly owned subsidiary into which the assets of the Polishing Operations will be transferred just prior to the execution of this Agreement.

     C. This Agreement is the culmination of over a year of negotiations between Cyclo and the Buyer regarding the merger of all or a portion of Cyclo with Buyer. Buyer plans to move the Polishing Operations from Denver to its facility in Canada where it believes Buyer's lower operating and manufacturing costs will enhance the Polishing Operations' profitability.

     D. This Agreement contemplates a transaction in which the Transitory Subsidiary will merge with and into WTI.

     E. The Parties intend this reverse subsidiary merger to be a tax-free transaction pursuant toss.368 of the Internal Revenue Code.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.   Definitions.

     (a) "Adverse Consequences" means all actions, suits, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     (b) "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     (c) "Articles of Merger" has the meaning set forth inss.2(c) (iii) below.

     (d) "Closing" has the meaning set forth inss.2(b) below.

     (e) "Closing Date" has the meaning set forth inss.2(b) below.

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     (f) "Confidential Information" means any information concerning the businesses and affairs of Buyer, the Transitory Subsidiary, WTI or Cyclo that is not already generally available to the public.

     (g) "Colorado Corporation Law" means the Colorado Business Corporation Act of the State of Colorado, as amended.

     (h) "Disclosure Schedule" has the meaning set forth inss.3 below.

     (i) "Effective Time" has the meaning set forth inss.2(d)(i) below.

     (j) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     (k) "Knowledge" means actual knowledge after reasonable investigation.

     (l) "Merger" has the meaning set forth inss.2(a) below.

     (m) "Most Recent Fiscal Quarter End" refers the nine-month period ended September 30, 2001.

     (n) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     (o) "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     (p) "Polishing Operations Assets" means the assets listed in Exhibit C.

     (q) "SEC" means the Securities and Exchange Commission.

     (r) "Securities Act" means the Securities Act of 1933, as amended.

     (s) "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (t) "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     (u) "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     (v) "Surviving Corporation" has the meaning set forth inss.2(a) below.

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     (w) "WTI Share" means any share of the common stock, no par value per share, of WTI.

     (x) "WTI Stockholder" means Cyclo Manufacturing Company.

2.   Basic Transaction.

     (a) The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into WTI (the Merger) at the Effective Time. WTI shall be the corporation surviving the Merger (the Surviving Corporation).

     (b) The Closing. The closing of the transactions contemplated by this Agreement (the Closing) shall take place simultaneously with the execution of this Agreement at the offices of Schlueter & Associates. P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado. For purposes of this Agreement the day upon which the Closing occurs shall be referred to as the "Closing Date."

     (c) Actions at the Closing. At the Closing

         (i) Cyclo and WTI will deliver to the Buyer and the Transitory Subsidiary the following certificates, instruments, and documents:

              o    Certificates of Good Standing for Cyclo and WTI

              o Certified copies of the Articles of Incorporation of Cyclo and WTI

              o Business Lease between Cyclo and WTI for property at 1438 S. Cherokee, Denver, CO 80223

              o Consent minutes approving this transaction from Cyclo and WTI

              o    Letters of resignation from WTI's board members and officers

              o Instructions from Cyclo to Buyer's stock transfer agent authorizing transfer of Glas-Aire Shares to Cyclo's Shareholders

              o Investment representation letter from the Cyclo and the Cyclo Shareholders

              o Stock Power for Cyclo regarding the transfer of the Glas-Aire shares to the Cyclo Shareholders

              o    Bank Consent Letter

         (ii) The Buyer and the Transitory Subsidiary will deliver to WTI and Cyclo the following certificates, instruments, and documents:

              o Certificates of Good Standing for Buyer and the Transitory Subsidiary

              o Certified copies of the Articles of Incorporation of Buyer and the Transitory Subsidiary

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               o    Consent minutes approving this transaction from Buyer and
                    the Transitory Subsidiary

               o Stock certificate for 1,250,000 shares of Buyer's common stock issued to Cyclo

               o Opinion letter from Buyer and the Transitory Subsidiary's counsel

               o Consent to the transaction from HSBC Bank Canada (to be provided post Closing)

         (iii) WTI and the Transitory Subsidiary will file Articles of Merger with the Secretary of State of the State of Colorado.

     (d) Effect of Merger.

         (i) General. The Merger shall become effective at the time (the "Effective Time") WTI and the Transitory Subsidiary file the Articles of Merger with the Secretary of State of the State of Colorado. The Merger shall have the effect set forth in the Colorado Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either WTI or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

         (ii) Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall remain in effect as they were prior to the Effective Time.

         (iii) Bylaws. The Bylaws of the Surviving Corporation shall remain in effect as they were prior to the Effective Time.

         (iv) Directors and Officers. The directors and officers of WTI shall resign as officers and directors of WTI upon completion of the Merger.

         (v) Conversion of WTI Shares. At and as of the Effective Time, each issued and outstanding WTI Share shall be converted into the right to receive 1,250 shares of Buyer's restricted common stock (up to 50.72%, but in no event less than 50% of Buyer's common stock) (the "Buyer Shares") issued by the Buyer. When issued in the Merger, the Buyer Shares shall be fully paid and nonassessable.

         (vi) Stock Restriction. The Buyer Shares and the WTI shares will be "restricted," as that term is defined in Rule 144 adopted under the Securities Act of 1933, as amended (the "Securities Act"). Buyer will issue its common stock to Cyclo under an appropriate exemption from the registration requirements of the Securities Act, including but not limited to the statutory exemption under Section 4(2) of the Securities Act, and Rule 506 adopted under thereunder. It is understood and agreed that Cyclo may transfer the Buyer Shares to its stockholders under an appropriate exemption from the registration requirements of the Securities Act, including but not limited to the statutory exemption under Section 4(2) of the Securities Act, and Rule 506 adopted thereunder.

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     (e) Conversion of Capital Stock of the Transitory Subsidiary. At and as of
the Effective Time, each share of Common Stock, $0.001 par value per share, of the Transitory Subsidiary shall be converted into one share of Common Stock, no par value per share, of the Surviving Corporation.

     (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of WTI Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

3.   Representations and Warranties of WTI and Cyclo.

     WTI and Cyclo represent and warrant to the Buyer and the Transitory Subsidiary that the statements contained in this ss.3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the Disclosure Schedule). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

     (a) Organization, Qualification, and Corporate Power. WTI and Cyclo are both corporations duly organized, validly existing, and in good standing under the laws of Colorado. Both WTI and Cyclo are duly authorized to conduct business and are in good standing under the laws of Colorado. WTI and Cyclo have full corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

     (b) Purpose of WTI. WTI was formed for the purpose of acquiring the Polishing Operations Assets.

     (c) Capitalization of WTI. The entire authorized capital stock of WTI consists of 1,000 WTI Shares and no WTI Shares are held in treasury. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require WTI to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to WTI.

     (d) No Assets Until Immediately Prior to Closing. Until immediately prior to the execution of this Agreement and the Closing, WTI had no assets or liabilities. Immediately prior to the Closing, Cyclo transferred the Polishing Operations Assets to WTI and WTI issued 1,000 shares of its no par value common stock to Cyclo. All of the issued and outstanding WTI Shares have been duly authorized and are validly issued, fully paid, and nonassessable.

     (e) Authorization of Transaction - WTI. WTI has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Further, Cyclo as the sole shareholder of WTI has given the requisite stockholder approval to the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of WTI, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable rights.

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     (f) Authorization of Transaction - Cyclo. Cyclo has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Cyclo also had full corporate power and authority to transfer the Polishing Operations Assets at the time of the transfer to WTI in exchange for WTI Shares. This Agreement constitutes the valid and legally binding obligation of Cyclo, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable rights.

     (g) Title to Assets. Cyclo had good and marketable title to, or a valid leasehold interest in, the Polishing Operations Assets, which are encumbered by a Security Interest held by Citywide Banks, successor in interest to Aurora National Bank. The Polishing Operations Assets have been transferred to WTI. WTI has good and marketable title to all of the Polishing Operations Assets except for the Security Interest held by Citywide Banks. Cyclo has received a signed consent from Citywide Banks wherein Citywide Banks agrees to release its Security Interest in the Polishing Operations Assets and agrees to provide Cyclo with the UCC-3 releases necessary to release its Security interest in the Polishing Operations Assets. As soon as practicable after the Closing, Cyclo shall file the necessary UCC-3 releases with the Colorado Secretary of State releasing the Polishing Operations Assets from the Security Interest held by Citywide Banks.

     (h) Polishing Operations. Cyclo, to its Knowledge, represents that there have been no material adverse changes in the Polishing Operation's business during the past year that will have a material adverse effect on the Polishing Operation's profitability in the future.

     (i) Annual Sales. Cyclo represents that for the fiscal years ended 1999 and 2000 and for the first 11 months of 2001 the Polishing Operations' total sales, cost of sales and gross profit were substantially as follows:

                 Total Sales      Cost of Sales             Gross Profit

1999              $938,000          $656,000                  $281,000

2000              $947,000          $667,000                  $279,000

2001 (11 Mo.)     $779,000          $556,000                  $223,000

     (j) Audited Financial Statements. Within 45 days following the Closing, Cyclo shall provide Buyer with audited financial statements for the Polishing Operations prepared by an accounting firm, which is a member of the SEC Practice Section. Cyclo's auditors shall issue a "clean opinion" for the Polishing Operation's financials for the fiscal years ended December 31, 1999 and 2000 (the "Financial Statements"). The Financial Statements (including the notes thereto) shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition and the results of operations for such periods in all material respects.

     (k) Most Recent Month End Financial Statements. Cyclo has delivered internally prepared financial statements through November 30, 2001, to Buyer reflecting the combined operations of Cyclo. Income statements reflect the

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current month and year to date activity including certain segment information to the gross profit level. The financial statements have been prepared in accordance with historical practices applied on a consistent basis throughout the periods covered thereby, and are correct and complete in all material respects, and are consistent with Cyclo's books and records. Any segment information for the Polishing Operations is subject to adjustment on audit at year end, lack footnotes and other presentation items.

     (l) Noncontravention. To the Knowledge of any director or officer of both Cyclo and WTI, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which WTI or Cyclo is subject or any provision of the articles of incorporation or bylaws of WTI or Cyclo or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which WTI or Cyclo is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of WTI taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of WTI or Cyclo, and other than in connection with the provisions of the Colorado Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, neither Cyclo nor WTI needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for the receipt and filing of all necessary UCC-3 releases from Citywide Banks after the Closing with the Colorado Secretary of State and making the necessary filings with the United States Patent and Trademark Office with regard to the assignment of the patent and trademarks from Cyclo to WTI.

     (m) Undisclosed Liabilities. WTI and Cyclo's officers and directors have no Knowledge that either WTI or Cyclo has any material liability relating to the Polishing Operations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet of Cyclo dated as of the Most Recent Month End and (ii) liabilities which have arisen after the Most Recent Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     (n) Brokers' Fees. Neither Cyclo nor WTI has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (o) Legal Compliance. To the Knowledge of WTI and Cyclo's officers and directors WTI and Cyclo have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all

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agencies thereof) with respect to the Polishing Operations' business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against them in connection with the Polishing Operations alleging any failure so to comply.

     (p) Tax Matters.

         (i) WTI has not conducted business prior to the date of this Agreement and therefore has no obligation to have filed any tax returns for any activities prior to the Closing.

         (ii) Cyclo has filed all tax returns that it was required to file where the failure to file would have had an adverse effect on WTI. All such tax returns were correct and complete in all respects. All taxes owed by Cyclo (whether or not shown on any tax return) which left unpaid would have had a material adverse effect on WTI have been paid. Cyclo is not currently the beneficiary of any extension of time within which to file any tax return. No pending claim has been made by an authority in a jurisdiction where Cyclo does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of Cyclo's assets that arose in connection with any failure (or alleged failure) to pay any tax.

     (q) Real Property. WTI owns no real property, except for the leasehold interest at described in paragraph 5(h).

     (r) Intellectual Property.

         (i) WTI owns or has the right to use one patent and the trademarks listed in Exhibit D, herein after the "Intellectual Property." The Intellectual Property will be owned or available for use by Buyer or the Transitory Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Cyclo, prior to the transfer of the Intellectual Property to WTI, has taken all necessary and desirable action to maintain the validity of the trademark registration and the issued patent.

         (ii) Cyclo and WTI have not to their Knowledge interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties in the conduct of the Polishing Operations, and to the Knowledge of Cyclo and WTI, none of Cyclo or WTI's directors and officers has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Cyclo must license or refrain from using any intellectual property rights of any third party) relating to the Polishing Operation's use of the Intellectual Property. To Cyclo and WTI's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property rights.

         (iii) To the Knowledge of Cyclo and WTI, neither Cyclo nor WTI has granted any license, agreement, or other permission to any third party with respect to any of the Intellectual Property. Cyclo has delivered to the Buyer, correct and complete copies of the patent identified in Exhibit D, and has made available to the Buyer correct and complete copies of all other requested written documentation evidencing ownership and prosecution (if applicable) of the Intellectual Property.

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         (iv) With respect to each item of Intellectual Property, to the
Knowledge of Cyclo and WTI:

              (1) WTI possesses all right, title, and interest in and to the Intellectual Property free and clear of any Security Interest except for the Security Interest of Citywide Banks which will be released pursuant to paragraph 3 (g), or any license or other encumbrance;

              (2) the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property; and

              (4) Neither Cyclo nor WTI has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property.

     (s) Equipment. WTI owns substantially all of the machinery and equipment necessary for the conduct of its business as presently conducted. Each such tangible asset, to Cyclo's Knowledge, is free from defects, has been maintained in accordance with normal industry practice, is in reasonable operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (t) Inventory. The Polishing Operations Assets includes inventory consisting of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods.

     (u) Contracts. Exhibit E lists the contracts and other pending agreements to which WTI as owner of the Polishing Operation's business is a party or assignee that are necessary for the manufacture of the Polishing Operations' products. Cyclo typically fulfills sales orders on a daily basis for orders received the previous day. Any orders not fulfilled by Cyclo by the Closing Date for the Polishing Operations shall have been transferred to WTI.

     (v) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of WTI.

     (w) Insurance. As of the Closing, Buyer shall be responsible for providing insurance coverage including product liability coverage, for the Polishing Operations business being acquired under this Agreement.

     (x) Litigation. With respect to the Polishing Operations and Polishing Operations Assets, Cyclo and WTI, to their directors' Knowledge (i) are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) are not a party or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of Cyclo, WTI, or their respective officers, directors, or employees with responsibility for litigation matters to their Knowledge, has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against WTI relating to the Polishing Operations Assets.

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     (y) Product Warranty. Subject to the provisions of paragraph 5(f), each
Polishing Operations product manufactured, sold, leased, or delivered by Cyclo prior to the Closing shall be the responsibility of Cyclo with respect to any product warranty claims brought by the owners of those products.

     (z) Product Liability. WTI and Cyclo have no Knowledge of any pending or threatened product liability claims against them for Polishing Operations products (and to Cyclo and WTI's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any of the Polishing Operations products manufactured, sold, leased, or delivered by Cyclo or WTI.

     (aa) Employees. The Polishing Operations had five full-time and one half-time employees prior to Cyclo's transfer of the Polishing Operations to WTI. Subsequent to the Closing, Buyer shall be responsible for determining if it wishes to hire these five employees on a permanent or contract basis.

     (bb) Guaranties. WTI is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

     (cc) Environment, Health, and Safety.

          (i) To the Knowledge of WTI and Cyclo, WTI and Cyclo (a) have complied with all environmental, health, and safety laws where their failure to comply would have a material adverse effect on WTI or Buyer, and (b) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice is pending against any of them alleging any failure so to comply where the failure to so comply would have an adverse effect on WTI. Without limiting the generality of the preceding sentence, to the Knowledge of WTI and Cyclo, WTI and Cyclo have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all environmental, health, and safety laws where the failure to so comply would have an adverse effect on WTI. Cyclo is not transferring any licenses or permits required by the environmental, health and safety laws that it has obtained in connection with the Polishing Operations to WTI in connection with or under this Agreement.

          (ii) To the Knowledge of WTI and Cyclo, WTI and Cyclo (a) have no liability related to the Polishing Operations which would have an adverse effect on WTI, (b) Cyclo has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that is likely to form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against

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WTI relating to the Polishing Operations giving rise to any liability which would have an adverse effect on WTI for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any environmental, health, and safety law.

     (dd) Certain Business Relationships with Cyclo. Cyclo's shareholders do not own any asset, tangible or intangible, which is used in the Polishing Operation's business.

     (ee) Disclosure. The representations and warranties contained in this ss.3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this ss.3 not misleading.

4.   Representations and Warranties of the Buyer and the Transitory Subsidiary.

     The Buyer and the Transitory Subsidiary represent and warrant to WTI and Cyclo that the statements contained in this ss.4 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ss.4.

     (a) Organization, Qualification, and Corporate Power. Each of the Buyer and the Transitory Subsidiary represents it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Buyer and the Transitory Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Buyer and the Transitory Subsidiary taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Buyer and the Transitory Subsidiary has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     (b) Capitalization. The entire authorized capital stock of Buyer consists of 30,000,000 $0.01 par value shares of common stock and 1,000,000 shares of $0.01 par value preferred stock, of which 1,213,766 shares of common stock are issued and outstanding with 1,423,821 common shares being held by the Company cannot be voted. The Buyer Shares that Cyclo receives pursuant to this Agreement represent more than 50% of Buyer's voting and outstanding stock. No shares of preferred stock are issued and outstanding and no shares of preferred stock are held in treasury. All of the issued and outstanding Buyer Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding shares of its capital stock.

     (c) Authorization of Transaction - Buyer. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. A meeting of the Buyer's board of directors was duly called on December 4, 2001. Appropriate notice of the meeting was delivered to all of Buyer's directors. A quorum of Buyer's board members were present at the December 4, 2001 board meeting and all directors present voted in favor of the transactions contemplated in this Agreement. This Agreement is the culmination of over a year of negotiations between Cyclo and the Buyer regarding the merger of all or a portion of Cyclo with Buyer. Buyer has complied with all the requirements of Nevada law, its Articles of Incorporation and Bylaws to approve this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable rights.

     (d) Authorization of Transaction - Transitory Subsidiary. The Transitory Subsidiary has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Transitory Subsidiary, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, or by the principles governing the availability of equitable rights.

     (e) Noncontravention. To the Knowledge of Buyer and the Transitory Subsidiary's directors or officers, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the Articles of Incorporation or Bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except for the consent that Buyer must obtain from HSBC Bank Canada approving this Agreement as required by Buyer's loan agreement with HSBC Bank which will be provided to Cyclo as soon as practicable after the Closing Date, and except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of the Buyer, and other than in connection with the provisions of the Colorado Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for the matters described in section 4 (e) in the Disclosure Schedule. However, following the consummation of the transactions contemplated by this Agreement, various filings will need to be made with the SEC.

     (f) Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (g) Title to Assets. Each of the Buyer and the Transitory Subsidiary has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     (h) Financial Statements. Attached hereto as Exhibit F are the following financial statements of the Buyer: (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended January 31, 1999, January 31, 2000, and December 31, 2000 (the "Most Recent Fiscal Year End") for Buyer; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Buyer's Most Recent Financial Statements") as of and for the months ended September 30, 2001 and 2000 (the "Buyer's Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the Buyer's financial condition as of such dates and the results of operations of the Buyer for such periods, are correct and complete, and are consistent with the books and records of the Buyer (which books and records are correct and complete); provided, however, that the Buyer's Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     (i) Filings with the SEC. To the Buyer's Knowledge, it has made all filings with the SEC that it has been required to make within the past three years under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Further, to the Buyer's Knowledge, the Buyer has made all disclosures or filings required under Regulation FD during the last six months. Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Buyer has delivered to WTI a correct and complete copy of the Public Reports filed in 2000 (together with all exhibits and schedules thereto as amended to date.)

     (j) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this ss.4 not misleading.

5.   Covenants.

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

     (b) Notices and Consents. The Buyer, Transitory Subsidiary, Cyclo, and WTI have given any required notices to third parties, and will use their reasonable best efforts to obtain (and will cause each of their Subsidiaries to use commercially reasonable efforts to obtain) any third-party consents, that any party may reasonably request of the other.

     (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies. Without limiting the generality of the foregoing:

         (i) Colorado Corporation Law. WTI has obtained the written consent of Cyclo its sole shareholder to enter into this Agreement and the transactions contemplated herein in accordance with the Colorado Corporation Law. Further, WTI has provided a copy of this Agreement to Cyclo.

         (ii) Colorado Corporation Law. Glas-Aire Acquisition Corp. has obtained the written consent of Buyer its sole shareholder to enter into this Agreement and the transactions contemplated herein in accordance with the Colorado Corporation Law. Further, Glas-Aire Acquisition Corp. has provided a copy of this Agreement to Buyer.

     (d) Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this ss.5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request of the affected Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     (e) Covenant Not to Compete. For a period of 18 months from and after the Closing Date, Cyclo's officers and directors shall not engage directly or indirectly in any business other than on behalf of the Buyer or WTI's business, which competes with the Polishing Operation's business as of the Closing Date in any geographic area in which WTI conducts that business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this ss.5(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (f) Product Warranty Claims. Buyer shall be responsible for all service and repairs to the Polishing Operations products that Cyclo has sold prior to the Closing and Cyclo shall reimburse Buyer for the actual cost of such warranty services and repairs rendered by Buyer or its subsidiaries. Buyer shall be responsible for any and all product liability claims made subsequent to the Closing for products sold to customers of the Polishing Operations after the Closing.

     (g) Indemnification. The Buyer will not take any action to alter or impair any exculpatory or indemnification provisions now existing in WTI's Articles of Incorporation or Bylaws for the benefit of any individual who served as a director or officer of WTI at any time prior to the Closing. Cyclo will not take any action to alter or impair any exculpatory or indemnification provisions now existing in WTI's Articles of Incorporation or Bylaws for the benefit of any individual who served as a director or officer of WTI at any time prior to the Closing.

     (h) Lease Agreement. Buyer shall have executed a lease agreement with Cyclo for WTI's use of Cyclo's office warehouse space in which the Polishing Operations is currently located. The lease shall provide for one-month's free rent. For the second, third and fourth months, the rent shall be $5,000 per month. The rent shall increase to $10,000 per month for any months after the fourth month that WTI occupies the Cyclo space.

6.   Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. Except as provided below, all of the representations and warranties of the Parties shall survive the Closing hereunder (even if the other Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter.

     (b) Indemnification Provisions for Benefit of the Buyer and the Transitory Subsidiary. In the event Cyclo or WTI breaches any of their representations, warranties, and covenants contained herein, and, provided that Buyer makes a written claim for indemnification against Cyclo or WTI within such survival period, then the Cyclo and WTI agree to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

     (c) Indemnification Provisions for Benefit of the Cyclo. In the event the Buyer or the Transitory Subsidiary breaches any of its representations, warranties, and covenants contained herein, and, provided that Cyclo makes a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify Cyclo from and against the entirety of any Adverse Consequences Cyclo may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Cyclo may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

     (d) Limitation of Indemnification. Notwithstanding anything to the contrary in this Agreement:

         (i) No Indemnified Party will be entitled to recover indirect, special, consequential or punitive damages pursuant toss.6(b) orss.6(c);

         (ii) Cyclo shall not be liable, and shall not be required to indemnify Buyer or WTI, for any Adverse Consequence pursuant to ss.6(b) until the aggregate amount of all Adverse Consequences which are otherwise recoverable hereunder by Buyer or WTI exceeds $50,000, after which Cyclo will be responsible pursuant to ss.6(b) only for amounts in excess of such threshold;

         (iii) Cyclo shall not have any Liability pursuant to ss.6(b) to the extent the Adverse Consequences arise as a result of the operation of the Polishing Operation by WTI after the Closing Date or any action taken or omitted to be taken by Buyer or WTI;

         (iv) Buyer shall not be liable, and shall not be required to indemnify Cyclo, for any Adverse Consequence pursuant to ss.6(c) until the aggregate amount of all Adverse Consequences which are otherwise recoverable hereunder by Cyclo exceeds $50,000, after which Buyer will be responsible pursuant to ss.6(c) only for amounts in excess of such threshold; and

         (v) Each of Buyer, WTI, and Cyclo agrees that, they will (and cause its Affiliates to) use commercially reasonable efforts to recover amounts under insurance policies to the extent such recoveries would reduce amounts required to be paid by the other Party pursuant to ss.6(b) or ss.6(c), as the case may be.

     (e) Matters Involving Third Parties.

         (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Any counsel provided by an insurance company shall be deemed to be satisfactory.

         (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with ss.6(e)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

         (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with ss.6(e)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.6.

     (f) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this ss.6.

     (g) Exclusive Remedy. Subject to the following, the Buyer and Cyclo acknowledge and agree that the foregoing indemnification provisions in this ss.6 shall be the exclusive remedy of the Transitory Subsidiary, WTI, the Buyer and Cyclo with respect to WTI, and the transactions contemplated by this Agreement. WTI's officers and directors hereby agree that they will not make any claim for indemnification against WTI by reason of the fact that at any time prior to the Closing, they were directors, officers, employees, or agents of WTI or were serving at the request of WTI as a partner, trustee, director, officer, employee, or agent of WTI (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Cyclo officer or director.

7.   Miscellaneous.

     (a) Survival. None of the representations, warranties, and covenants of the Parties will survive after three years from the date of the Closing.

     (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in ss.2 above concerning payment of the Merger Consideration are intended for the benefit of Cyclo.

     (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     (f) Counterparts. This Agreement may be executed (including by facsimile with the original signature to be sent by express priority overnight courier on the next business day) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to WTI or Cyclo:

Mr. Robert C. Johnson, President
Wonder Tool Inc.
P. O. Box 2038
Denver, Colorado 80201

Copy to:

Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, Colorado 80202-5596

If to the Buyer:

Mr. William R. Ponsoldt, Chairman
Glas-Aire Industries Group, Ltd.
729 South Federal Highway, #307
Stewart, Florida  34994

Copy to:

Mr. Craig Grossman, President
Glas-Aire Industries Group, Ltd.
3137 Grandview Highway
Vancouver, B.C.  VSM 2E9
Canada

Copy to:

Henry F. Schlueter, Esq.
Schlueter & Associates, P.C.
1050 17th Street, Suite 1700
Denver, Colorado 80265

If to the Transitory Subsidiary:

Mr. Craig Grossman, President
Glas-Aire Acquisition Corp.
3137 Grandview Highway
Vancouver, B.C.  VSM 2E9
Canada

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval by the stockholders of the Transitory Subsidiary and WTI will be subject to the restrictions contained in the Colorado Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word including shall mean including without limitation.

     (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.



             The remainder of this page is left blank intentionally.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

GLAS-AIRE INDUSTRIES GROUP LTD.


By:  /s/  Craig Grossman
   ---------------------------------
          Craig Grossman, President


By:  /s/  William Ponsoldt
   ---------------------------------
          William Ponsoldt Sr., Chairman of the
          Board of Directors


GLAS-AIRE ACQUISITION CORP.


By:  /s/  Craig Grossman
   --------------------------------
          Craig Grossman, President

CYCLO MANUFACTURING COMPANY


By:  /s/  Robert C. Johnson
    --------------------------------
          Robert C. Johnson, President


WONDER TOOL INC.


By:  /s/  Robert C. Johnson
   ---------------------------------
          Robert C. Johnson, President